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                                                                     EXHIBIT 5.1

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Hewlett-Packard Company
3000 Hanover Street                                                                                      [HP LOGO]
Palo Alto, California 94304
D. Graig Nordlund
Associate General
Counsel and Secretary
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                                  May 22, 1997

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

Ladies and Gentlemen:

    I have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Hewlett-Packard Company ("HP") with the Securities and Exchange Commission on or about May 23, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 24,854,017 shares (the "Shares") of HP's Common Stock, par value $1.00 per share. The Shares will be issued in connection with the merger of Tower Bridge Acquisition Corporation, a wholly-owned Delaware subsidiary of HP, with and into VeriFone, Inc. I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by HP in connection with the sale and issuance of the Shares.

    It is my opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

    I consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of my name wherever appearing in said Registration Statement and any amendments thereto.

                                Very truly yours,

                                /s/ D. CRAIG NORDLUND